Exhibit 2.1
CONFIDENTIAL
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
SPEAKEASY ACQUISITION CORPORATION
SPEAKEASY ACQUISITION LLC
SNAPIN SOFTWARE, INC.
U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
AND
THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN
Dated as of August 13, 2008

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting and No-Hire Agreement
Exhibit B	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Second Step Certificate of Merger
Exhibit D-1	Form of Company’s Standard Proprietary Information Agreement
Exhibit D-2	Form of Company’s Confidentiality and Proprietary Information Deed
Exhibit E	List of Specified Contracts
Exhibit F	Legal Opinion of Counsel of the Company
Exhibit G	List of Persons for Purposes of Determining “Knowledge”
Exhibit H	List of Company Materials Requested
Exhibit I	Description of the Escrow Agent’s Insured Money Market Account
Exhibit J	Customer Identification Program
Schedules
Company Disclosure Schedule

Schedule 5.11	Vesting of Company RSUs and Company Incentive Options

Schedule 6.2(d)	Liens to be Released

Schedule 6.2(p)	List of Key Employees
Annex

Annex A	Certain Defined Terms

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 13, 2008 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Speakeasy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub I”), Speakeasy Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub II”, and with Sub I, the “Subs”), SNAPin Software, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to ARTICLE VII herein (the “Escrow Agent”) and Thomas S. Huseby, who will serve as the representative of the Company’s stockholders, and is referred to herein from time to time as the “Stockholder Representative.” Parent, Company and Stockholder Representative are sometimes referred to herein as the “Interested Parties.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub I and the Company believe it is in the best interests of such company and its stockholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company (the “First Step Merger”) and, in furtherance thereof, have approved the First Step Merger.
     B. As soon as practicable following the First Step Merger, Parent shall cause the Company to merge with and into Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.
     C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     E. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, all officers and directors of the Company, and certain stockholders of the Company are entering into Voting and No-Hire Agreements, in substantially the form attached hereto as Exhibit A (the “Voting and No-Hire

Agreements”), with Parent, pursuant to which such stockholders have irrevocably agreed (i) to vote in favor of the Integrated Merger and the transactions contemplated thereby, (ii) until the earlier of the termination of this Agreement and the date which is twenty-four (24) months from the Effective Time (as defined below), not to hire any individual who is an employee of the Company as of the date of this Agreement, and (iii) to other matters set forth therein.
     G. Concurrent with the execution and delivery of this Agreement, certain individuals are entering into offer letters and Employee Proprietary Information, Inventions and Non-Competition Agreements, in substantially the form attached hereto as Exhibit B (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”), with Parent or the Final Surviving Entity, as determined by Parent.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Integrated Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and the Delaware Limited Liability Company Act (the “LLC Act”), the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”
     1.2 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the First Step Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company.

The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C-1, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C-2 with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”) in accordance with the applicable provisions of Delaware Law and the LLC Act.
     1.3 Effect of the First Step Merger and the Second Step Merger.  At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Sub II as the surviving entity in the Second Step Merger.
     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is SNAPin Software, Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws.

          (c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is SNAPin Software, LLC.”
          (d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, Section 3 of such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is SNAPin Software, LLC.”
     1.5 Management.
          (a) Directors/Managers of Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director of the Interim Surviving Corporation and the office of a manager of the Final Surviving Entity, respectively, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the certificate of formation of the Final Surviving Entity, respectively, until their respective successors are duly elected and qualified.
          (b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity, respectively.
     1.6 Effect of First Step Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               (i) “Additional Earnout Payment Date” shall mean the date that is two (2) Business Days following the date on which the Earnout Notice relating to the applicable Additional Earnout Payment becomes final pursuant to Section 8.3 hereof.
               (ii) “Aggregate Liquidation Preference” shall mean the sum of the Series A Aggregate Liquidation Preference, the Series B Aggregate Liquidation Preference, the Series C Aggregate Liquidation Preference, the Series D Aggregate Liquidation Preference, and the Series D-1 Aggregate Liquidation Preference.
               (iii) “Aggregate Participating Closing Consideration” shall mean the Enterprise Value minus the Aggregate Liquidation Preference.
               (iv) “Aggregate Vested Option Exercise Value” shall mean the aggregate exercise price of all Company Vested Options.
               (v) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
               (vi) “Cash” shall mean cash and cash equivalents of the Company, plus the Aggregate Vested Option Exercise Value and, for the avoidance of doubt, the aggregate exercise price of the Company Warrants actually received by the Company in cash (including by check), plus the amount of the Stockholder Representative Expense Holdback, less any indebtedness for borrowed money of the Company.
               (vii) “Cash Deficit” shall mean the amount, if any, by which Closing Cash is less than $5,000,000.
               (viii) “Cash Surplus” shall mean the amount, if any, by which Closing Cash is more than $5,000,000.
               (ix) “Closing Cash” shall mean the Cash at the Effective Time.
               (x) “Closing Consideration” shall mean that number of fully paid nonassessable shares of Parent Common Stock equal to the number obtained by dividing (x) the Enterprise Value by (y) the Signing Price.
               (xi) “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.
               (xii) “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

               (xiii) “Company Incentive Options” shall mean any and all options to purchase Company Common Stock that are issued pursuant to Section 5.11 hereof and outstanding immediately prior to the Effective Time.
               (xiv) “Company Insurance Coverage” shall mean insurance coverage under insurance policies issued to the Company; provided that the premiums for such coverage have been fully paid on or prior to the Closing Date. For avoidance of doubt, if the premium paid for insurance coverage for a particular period was paid after the Closing Date, such insurance coverage is not Company Insurance Coverage.
               (xv) “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and the Company Subsidiaries, taken as a whole; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United States economic, capital market or political conditions (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and the Company Subsidiaries, taken as a whole), (B) any effect resulting from changes or effects generally affecting the industries or markets in which the Company or any Company Subsidiary operates (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and the Company Subsidiaries, taken as a whole), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and the Company Subsidiaries, taken as a whole), (D) any changes in Laws or GAAP or the interpretation thereof, (E) any effect resulting from actions taken at the written direction of, or with the express written consent of, Parent after the date of this Agreement, or (F) any effect resulting from actions explicitly required to be taken pursuant to the provisions of this Agreement.
               (xvi) “Company Options” shall mean all options (including commitments to grant options, but excluding Company Warrants and Company Incentive Options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.
               (xvii) “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series D-1 Preferred Stock, taken together.

               (xviii) “Company Preferred Stockholder” shall mean a holder of Preferred Stock, each of whom is listed on Section 2.2(a) of the Disclosure Schedule.
               (xix) “Company RSU” shall have the meaning set forth in Section 1.6(c)(vi).
               (xx) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.3 hereof.
               (xxi) “Company Unvested Options” shall mean all Company Options that are unvested immediately prior to the Effective Time.
               (xxii) “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time. For the avoidance of doubt, Company Options that accelerate as a result of Parent’s election under Section 1.6(c)(i)(B) shall not be deemed to be Company Vested Options.
               (xxiii) “Company Warrants” shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any person or entity, each of which is listed on Section 2.2(b) of the Disclosure Schedule.
               (xxiv) “Consideration Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (x) the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time and/or issuable upon conversion of shares of Company Preferred Stock held by such holder immediately prior to the Effective Time by (y) the Total Outstanding Shares.
               (xxv) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
               (xxvi) “Earnout Consideration” shall mean $45,000,000, consisting of cash delivered by wire transfer of immediately available funds.
               (xxvii) “Earnout Determination Date” shall mean March 1, 2010, or such earlier time as Parent may elect.
               (xxviii) “Earnout Payment Date” shall mean the date that is two (2) Business Days following the date on which the Earnout Notice becomes final pursuant to Section 8.3 hereof.

               (xxix) “Earnout Period” shall mean the period from the Effective Time through December 31, 2009.
               (xxx) “Earnout Price” shall mean the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the eleventh (11th) Business Day immediately preceding the date on which the Earnout Notice becomes final and concluding at 4:00 p.m. New York time on the second (2nd) Business Day immediately preceding the date on which the Earnout Notice becomes final, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”
               (xxxi) “Enterprise Value” shall mean $180,000,000 minus the Company’s Third Party Expenses (as defined in Section 5.4 hereof but for the avoidance of doubt, excluding any Third Party Expenses paid by the Company prior to the Effective Time), minus the Stockholder Representative Expense Holdback, minus any Cash Deficit, plus any Cash Surplus.
               (xxxii) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
               (xxxiii) “Escrow Amount” shall mean that number of fully paid, nonassessable shares of Parent Common Stock equal to the number obtained by dividing (x) $18,000,000 by (y) the Signing Price and rounding down to the nearest whole share.
               (xxxiv) “Escrow Outstanding Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (following exercise or termination of Company Warrants) plus the number of shares of Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Escrow Outstanding Shares does not include Company RSUs and Company Incentive Options.
               (xxxv) “Escrow Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (x) the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time and/or issuable upon conversion of shares of Company Preferred Stock held by such holder immediately prior to the Effective Time by (y) the Escrow Outstanding Shares.

               (xxxvi) “Euro-Dollar Exchange Rate” shall mean US$1.4899:€1.
               (xxxvii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (xxxviii) “Final Earnout Amount” shall mean such portion of the Earnout Consideration that is finally determined to be payable to the Stockholders pursuant to Sections 8.1(c) and 8.2 hereof, minus, Excess Losses (as defined in Section 7.4(b)), if any.
               (xxxix) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
                    (xl) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products.
                    (xli) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the persons listed on Exhibit G hereto and the knowledge that such persons should have acquired had they made diligent inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented.
                    (xlii) “Laws” shall mean any federal, state, local or foreign law, statute, ordinance, code, rule, regulation, order, judgment, decree, or other government restriction or requirement of any kind.
                    (xliii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
                    (xliv) “Merger Consideration” shall mean the Closing Consideration, plus the Earnout Consideration.
                    (xlv) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
                    (xlvi) “Parent Material Adverse Effect” shall mean any change, event or effect that (i) is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and its subsidiaries, taken as a whole or (ii) will or is reasonably likely to materially impede the ability of Parent to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect:

(A) any effect resulting from changes or effects in general worldwide or United States economic, capital market or political conditions (which changes or effects do not disproportionately affect Parent), (B) any effect resulting from changes or effects generally affecting the industries or markets in which Parent operates (which changes or effects do not disproportionately affect Parent), (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) which changes or effects do not disproportionately affect Parent), (D) any changes in Laws or GAAP or the interpretation thereof, (E) any action taken pursuant to this Agreement or at the request of the Stockholder Representative following the date of this Agreement or (F) any change in and of itself in Parent’s stock price or trading volume.
               (xlvii) “Per Share Participating Closing Consideration” shall mean the quotient obtained by dividing (x) the Aggregate Participating Closing Consideration by (y) the Total Outstanding Shares.
               (xlviii) “Plan” shall mean the Company’s 2003 Equity Incentive Plan.
               (xlix) “Related Agreements” shall mean the Certificates of Merger and the Voting and No-Hire Agreements.
               (l) “SEC” shall mean the United States Securities and Exchange Commission.
               (li) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (lii) “Series A Aggregate Liquidation Preference” shall mean (x) the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (y) $0.5955.
               (liii) “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.001 par value per share.
               (liv) “Series B Aggregate Liquidation Preference” shall mean (x) the aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (y) $0.8175 per share.
               (lv) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.001 par value per share.
               (lvi) “Series C Aggregate Liquidation Preference” shall mean (x) the aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (y) $1.7621 per share.

               (lvii) “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, $0.001 par value per share.
               (lviii) “Series D Aggregate Liquidation Preference” shall mean (x) the aggregate number of shares of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (y) $2.3554 per share.
               (lix) “Series D Preferred Stock” shall mean the Company’s Series D Preferred Stock, $0.001 par value per share.
               (lx) “Series D-1 Aggregate Liquidation Preference” shall mean (x) the aggregate number of shares of Series D-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (y) $0.01 per share.
               (lxi) “Series D-1 Preferred Stock” shall mean the Company’s Series D-1 Preferred Stock, $0.001 par value per share.
               (lxii) “Signing Price” shall mean $16.2652 (reflecting the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth (10th) Business Day immediately preceding the date of this Agreement and concluding at 4:00 p.m. New York time on the first (1st) Business Day immediately preceding the date of this Agreement, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”
               (lxiii) “Specified Contract” shall mean each of the Contracts listed on Exhibit E hereto.
               (lxiv) “Stockholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
               (lxv) “Stockholder Representative Expense Holdback” shall mean an amount in cash equal to $250,000.
               (lxvi) “Total Company Equity Awards” shall mean that number of Company RSUs and Company Incentive Options, in any combination, having an aggregate value of $6,250,000, with each Company RSU having a value equal to the Per Share Participating Closing Consideration and each Company Incentive Option having a value equal to the Black Scholes value of such option as of the date of grant, as reasonably determined by Parent after consultation with the Company.

               (lxvii) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (following exercise or termination of Company Warrants), plus the number of shares of Company Common Stock issuable upon the exercise of the Company Vested Options, plus the number of shares of Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Total Outstanding Shares does not include Company RSUs or Company Incentive Options.
               (lxviii) “UK Company Options” shall mean those Company Options granted to employees resident in the UK under the sub-plan established under the Plan for UK Employees.
               (lxix) “UK Company Unvested Options” shall mean those UK Company Options that are unvested immediately prior to the Effective Time.
               (lxx) “UK Company Vested Options” shall mean those UK Company Options that have vested immediately prior to the Effective Time.
Certain additional terms are defined in Annex A hereto.
          (b) Effect on Capital Stock; Distribution of Merger Consideration. By virtue of the First Step Merger and without any action on the part of Sub I, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options, Company RSUs and Company Incentive Options) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the Merger Consideration as follows in this Section 1.6(b):
               (i) Closing Consideration Payment. Promptly following the Effective Time, Parent shall deliver to the Exchange Agent (as defined in Section 1.9) the Closing Consideration which shall be distributed as follows:
                    (1) Each holder of Series D-1 Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7 hereof)) shall be entitled to receive that number of shares of Parent Common Stock equal to: (A) the sum of (x) the number of shares of Series D-1 Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $0.01 plus (y) the number of shares of Company Common Stock issuable upon conversion of the Series D-1 Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Closing Consideration divided by (B) the Signing Price, rounded down to the nearest whole share.
                    (2) Each holder of Series D Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive that number of shares of Parent Common Stock equal to: (A) the sum of (x) the number of shares of Series D Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $2.3554 plus (y) the number of shares of Company Common Stock issuable upon conversion of the Series D Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Closing Consideration divided by (B) the Signing Price, rounded down to the nearest whole share.
                    (3) Each holder of Series C Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive that number of shares of Parent Common Stock equal to: (A) the sum of (x) the number of shares of Series C Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $1.7621 plus (y) the number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Closing Consideration divided by (B) the Signing Price, rounded down to the nearest whole share.
                    (4) Each holder of Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive that number of shares of Parent Common Stock equal to: (A) the sum of (x) the number of shares of Series B Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $0.8175 plus (y) the number of shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Closing Consideration divided by (B) the Signing Price, rounded down to the nearest whole share.
                    (5) Each holder of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive that number of shares of Parent Common Stock equal to: (A) the sum of (x) the number of shares of Series A Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by $0.5955 plus (y) the number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock owned by such holder immediately prior to the Effective Time multiplied by the Per Share Participating Closing Consideration divided by (B) the Signing Price, rounded down to the nearest whole share.
                    (6) Each holder of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be entitled to receive that number of shares of Parent Common Stock equal to: (A) the number of shares of Company Common Stock owned by such holder immediately prior to the Effective Time (but excluding, for the purpose of clarity, any shares of Company Common Stock issuable upon conversion of any Company Preferred Stock owned by such holder), multiplied by the Per Share Participating Closing Consideration, divided by (B) the Signing Price rounded down to the nearest whole share.
                    (7) Each distribution made to a Stockholder holding Company Capital Stock pursuant to this Section 1.6(b)(i) shall be reduced by such Stockholder’s Escrow Pro Rata Portion of the Escrow Amount in accordance with Section 7.3(b) hereof.
                    (8) Notwithstanding anything in this Section 1.6(b)(i) to the contrary, in no event shall Parent be obligated to distribute in the aggregate any number of shares of Parent Common Stock in excess of the Closing Consideration.
               (ii) Earnout Consideration Payment. On the Earnout Payment Date, Parent shall deliver to the Exchange Agent the Final Earnout Amount, if any, which shall be distributed as follows:
                    (1) Each holder of Company Capital Stock that was issued and outstanding immediately prior to the Effective Time shall be entitled to receive a cash amount equal to such Stockholder’s Consideration Pro Rata Portion of the Final Earnout Amount.
                    (2) Notwithstanding anything in this Section 1.6(b)(ii) to the contrary, in no event shall Parent be obligated pursuant to this Section 1.6(b)(ii) to distribute in the aggregate cash in excess of the Earnout Consideration.
          (c) Treatment of Company Options, Company RSUs and Company Incentive Options.
               (i) With respect to each Company Option that is outstanding immediately prior to the Effective Time (which shall not include UK Company Vested Options that are exercised in accordance with Section 1.6(g)), Parent shall, at its sole discretion and pursuant to a written election of Parent made to the Company a reasonable period of time prior to the Closing, agree to either (A) assume each Company Option in accordance with the terms set forth below in this Section 1.6(c)(i) and the Plan or (B) cause each Company Option (to the extent unvested) to fully accelerate immediately prior to the Effective Time and thereafter terminate in accordance with its respective terms (each referred to herein as a “Cashed-Out Option”) and Parent will make a cash payment to the holder of each such Cashed-Out Option in an amount equal to (x) the number of shares of Company Common Stock underlying each Company Option held by such holder immediately prior to the Effective Time multiplied by (y) the Per Share Participating Closing

Consideration and minus (z) the aggregate exercise price of each such Company Option. If Parent elects to assume all Company Options, (i) each such assumed Company Option shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Closing Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the Company Option immediately prior to the Closing Date by the Closing Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option shall otherwise retain the terms and conditions (including vesting schedule) of the Company Option as were applicable under the respective Company Option immediately prior to the Effective Time.
               (ii) On the first Business Day after the occurrence of the Earnout Payment Date (the “Option Adjustment Date”), at Parent’s sole discretion and pursuant to a written election delivered to the Stockholder Representative, either (A) each Assumed Option (to the extent unexercised and outstanding as of the Option Adjustment Date) shall be readjusted as described below to reflect the actual payment of the Final Earnout Amount, or (B) the holder of each Assumed Option (to the extent unexercised and outstanding as of the Option Adjustment Date) shall receive from Parent a cash payment equal to such holder’s Option Earnout Value (as defined below). The adjustment pursuant to Section 1.6(c)(ii)(A) shall result in (X) an Assumed Option to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Earnout Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, and (Y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the Company Option immediately prior to the Closing Date by the Earnout Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option shall, other than the adjustments described above, retain the terms and conditions (including vesting schedule) of the Company Option.
               (iii) To the extent an Assumed Option, or any portion thereof, has been exercised prior to the Option Adjustment Date, as applicable, the holder thereof shall have the right to receive, on the Option Adjustment Date, as applicable, at Parent’s sole discretion and pursuant to a written election delivered to the Stockholder Representative, either (A) the Exercised Option Earnout Value (as defined below) or (B) a cash payment from Parent equal to the Exercised Option Earnout Value multiplied by the Earnout Price.
               (iv) On the Option Adjustment Date, each former holder of a Cashed-Out Option (if and as applicable) shall be entitled to receive, at Parent’s sole discretion and pursuant to a written election delivered to the Stockholder Representative, either (A) the number of shares of Parent Common Stock equal to the quotient obtained by dividing such holder’s Option Earnout Value by the Earnout Price, rounded down to the nearest whole number of shares of Parent Common Stock (with any fractional share amount paid in cash by Parent) or (B) a cash payment from Parent equal to such holder’s Option Earnout Value.
               (v) In the event that Parent shall make any Additional Earnout Payments pursuant to Section 8.1(c)(iii), each Assumed Option (to the extent unexercised and outstanding as of the first Business Day after the Additional Earnout Payment Date) shall be readjusted to reflect the actual payment of such Additional Earnout Payments in a manner consistent with Section 1.6(c)(ii). To the extent an Assumed Option, or any portion thereof, has been exercised by a holder prior to the first Business Day after the Additional Earnout Payment Date, as applicable, or the individual is a former holder of a Cashed-Out Option (if and as applicable), such holder shall have the right to receive, on such first Business Day, consideration in a manner consistent with Section 1.6(c)(iii) or (iv), as applicable.
               (vi) At the Effective Time, each restricted stock unit award of the Company (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not then vested (each, an “Assumed Unit”), shall be assumed by Parent. Each Assumed Unit shall be converted into an award to receive that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (x) the Closing Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Company RSU immediately prior to the Effective Time. Each Company Incentive Option shall be treated in a manner consistent with the terms of Section 1.6(c)(i). Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Assumed Unit or any Assumed Incentive Option be adjusted as a result of the earning or payment of any Earnout Consideration and (ii) the only Company RSUs and Company Incentive Options eligible to be assumed by Parent under Section 1.6(c)(i) and Section 1.6(c)(vi), as the case may be, are those Company RSUs and Company Incentive Options issued pursuant to Section 5.11 that are outstanding immediately prior to the Effective Time.
               (vii) For the purposes of this Section 1.6(c):
                    (1) “Assumed Incentive Option” shall mean any Company Incentive Option that Parent elects to assume and convert into an option to purchase the number of shares of Parent Common Stock in a manner consistent with the terms of Section 1.6(c)(i).
                    (2) “Closing Exchange Ratio” shall mean the quotient obtained by dividing (A) the Per Share Assumed Option Closing Consideration by (B) the Closing Price.

                    (3) “Closing Price” shall mean the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the eleventh (11th) Business Day immediately preceding the Effective Time and concluding at 4:00 p.m. New York time on the second (2nd) Business Day immediately preceding the Effective Time, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR.”
                    (4) “Earnout Exchange Ratio” shall mean the sum of (A) the Closing Exchange Ratio plus (B) the quotient obtained by dividing the Per Share Earnout Consideration by the Earnout Price.
                    (5) “Exercised Option Earnout Value” shall mean additional shares of Parent Common Stock in an amount equal to the difference between (A) the total number of shares of Parent Common Stock that the holder thereof would have received had the Assumed Option, or the portion thereof which was previously exercised, been readjusted pursuant to the Earnout Exchange Ratio, as applicable, minus (B) the number of shares of Parent Common Stock that were issued upon the previous exercise of such Assumed Option.
                    (6) “Option Earnout Value” shall mean (A) the number of shares of Company Common Stock underlying each Company Option held by a holder immediately prior to the Effective Time multiplied by (B) the Per Share Earnout Consideration.
                    (7) “Per Share Assumed Option Closing Consideration” shall mean the Per Share Participating Closing Consideration divided by the Signing Price and multiplied by the Closing Price.
                    (8) “Per Share Earnout Consideration” shall mean the quotient obtained by dividing (A) the Final Earnout Amount by (B) the Total Outstanding Shares.
               (viii) If and to the extent necessary or required by the terms of the Plan or the terms of any Company Option, Company RSU, or Company Incentive Option agreement, the Company shall, prior to the Effective Time, (i) provide any notices to and obtain any consents from holders of Company Options, Company RSUs, and Company Incentive Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of this Section 1.6(c). It is intended that the assumption of the Company Options and Company Incentive Options by Parent and each Assumed Option and Assumed Incentive Option shall comply with Section 424 of the Code and shall also be considered by Parent and the Company to be in good faith compliance with respect to Section 409A of the Code. Each of Parent, Merger Sub, the Interim Surviving Corporation and the Final Surviving Entity agree that the treatment of the Company Options, the Company RSUs, the Company Incentive Options, the Assumed Options, the Assumed Units, the Assumed Incentive Options and any payments to any holder made in the manner set forth in this Section 1.6(c) is either exempt from or in compliance with the provisions of Section 409A of the Code, as the case may be, and none of Parent, Merger Sub, the Interim Surviving Corporation or the Final Surviving Entity shall take any action that is inconsistent with such agreement. The Company shall take no action, other than those actions contemplated by this Agreement, which will cause or result in the accelerated vesting of the Company Options, Company RSUs or Company Incentive Options. As soon as practicable after each of the Effective Time and, with respect to Assumed Options, the Earnout Payment Date, Parent shall deliver to the holder of each Company Option, Company RSU and Company Incentive Option, as applicable, appropriate notices setting forth the number of shares of Parent Common Stock subject to such Assumed Option, Assumed Incentive Option and Assumed Unit then held by each such holder and the per share exercise price under each such Assumed Option and Assumed Incentive Option.
               (ix) Parent shall take such actions as are necessary for the assumption of the Company Options, Company RSUs and Company Incentive Options pursuant to this Section 1.6(c), including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.6(c). Parent shall use its reasonable best efforts to file a registration statement on Form S-8 with the SEC on or prior to the 5th Business Day following the Closing Date with respect to the shares of Parent Common Stock subject to the Assumed Options, Assumed Units and Assumed Incentive Options and use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options, Assumed Units and Assumed Incentive Options remain outstanding. To the extent that shares of Parent Common Stock become issuable as a result of adjustments to Assumed Options made pursuant to Section 1.6(c)(ii) and Section 1.6(c)(iii) and such shares are not registered on the original Form S-8 filed with the SEC for the Assumed Options, Parent agrees to file a registration statement on Form S-8 (or an amendment to the previously filed Form S-8 for the Assumed Options if permitted by applicable law) with respect to such additional shares of Parent Common Stock covered by such adjustments on or prior to the Earnout Payment Date and to use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding.
               (x) Parent may assume, in its sole and absolute discretion, the Plan, with such assumption being effective as of the Effective Time; provided, however, that if Parent assumes Company Options and/or Company Incentive Options, Parent shall assume the Plan. Upon receipt of written notice from Parent confirming its intent to assume the Plan, the Company shall take such actions prior to the Effective Time as are reasonable and appropriate to effect the provisions of this Section 1.6(c)(x), including, without limitation, (i) taking such actions as may be required to confirm that the Board of Directors of Parent (or any of its committees) shall, effective as of the Effective Time, become the administrator of the assumed Plan and shall have any and all amendment authority with respect thereto, (ii) taking such actions as may be required to effect the grant of Company RSUs and Company Incentive Options, including taking such actions as may be required pursuant to

Section 5.11 hereto and (iii) adopting such amendments and obtaining such consents as may be required to effect the assumption of the Plan contemplated by this Section 1.6(c)(x).
          (d) Treatment of Company Warrants. The Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Warrants are exercised or terminated immediately prior to the Effective Time.
          (e) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs, the Exchange Agent (as defined in Section 1.9) and the Escrow Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.11) from any payments to be made hereunder (including with respect to the Final Earnout Amount, if any) if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.
          (f) Capital Stock of Subs. Each share of Common Stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.
          (g) Treatment of UK Company Options. The Company shall notify each holder of UK Company Vested Options that he or she has the right to exercise his or her UK Company Vested Options prior to the Effective Time and that, to the extent that such holder exercises such UK Company Vested Options, such holder will participate in the Merger in accordance with Section 1.6(b). If a UK Company Vested Option is not timely exercised after such notice from the Company it shall be treated as all other Company Options as set out in Section 1.6(c) as an Assumed Option or a Cashed Out-Option. UK Company Unvested Options shall also be treated as Assumed Options or as Cashed Out-Options as set out in Section 1.6(c).
     1.7 Dissenting Shares.

          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, who shall have properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares, and shall thereupon cease to be Dissenting Shares for purposes of this Agreement.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (provided, that such payment, if made after the Effective Time other than pursuant to court direction under Section 262(i) of Delaware Law, has been approved by the Stockholder Representative, which approval shall not be withheld unreasonably) or (ii) reasonably incurs any other costs or expenses (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section 7.4(a) hereof).
     1.8 Parent’s Obligations Fulfilled.
          (a) At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Parent an updated version of Section 2.2(a) of the Disclosure Schedule.
          (b) At least two (2) Business Days prior to the Effective Time, and thereafter within two (2) Business Days from the time Parent deposits the Earnout Consideration, if any, with the Exchange Agent under this Agreement, the Stockholder Representative shall deliver to Parent and the Exchange Agent a schedule (each, a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder entitled to distribution of Merger Consideration at such time and (ii) the amount of consideration to which each such Stockholder/former Stockholder is then entitled, together with any supporting schedules and documentation (showing the number and type of shares held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). Parent and the Exchange Agent may rely on the Payment Schedule for distributions and shall have no responsibility or liability with respect thereto other than the payment and delivery of the Merger Consideration in accordance with the Payment Schedule. Upon Parent or the Exchange Agent making each distribution required of Parent under this Agreement to the Stockholders/former Stockholders, Parent shall have fulfilled its obligations with respect to such payment.
     1.9 Surrender of Certificates.
          (a) Exchange Agent. Parent, or an institution selected by Parent prior to the Effective Time and reasonably acceptable to the Stockholder Representative, shall serve as the exchange agent (Parent in such capacity, or such institution, the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Consideration. Subject to the provisions of Section 7.2(b) relating to escrow arrangements, promptly following the Effective Time, and on the Earnout Payment Date (if any), as applicable, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I the consideration payable at such times pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, Parent shall deposit into the Escrow Fund (as defined in Section 7.3(a) hereof) the shares of Parent Common Stock that comprise the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to Section 1.6 hereof. The Escrow Pro Rata Portion of the Parent Common Stock comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to each Stockholder. Neither Parent nor the Exchange Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders of the Company provided that such payments are in accordance with the Payment Schedule.
          (c) Exchange Procedures. On or after the Closing Date, Parent shall (or shall cause the Exchange Agent to) mail a letter of transmittal, in a form reasonably acceptable to the Company, (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on Section 2.2(a) of the Disclosure Schedule. After receipt of such Letter of Transmittal, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, Parent Common Stock to which such holder is entitled pursuant to Section 1.6 hereof (less the Escrow Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto. Notwithstanding anything in Section 1.9 to the contrary, if a record holder, on an aggregate basis together with all affiliates of such record holder, holds at least 150,000 shares of Company Capital Stock and surrenders to Parent or the Exchange Agent (i) a duly executed Letter of Transmittal and (ii) the applicable Company Stock Certificates held by such holder, at least two (2) Business Days prior to the anticipated Closing Date, and such holder is the record holder of such Company Capital Stock as of the Closing Date, then the holder of such Company Stock Certificates shall be entitled to receive, no later than two (2) Business Days after the Closing Date certificate(s) evidencing the Parent Common Stock to which such holder is entitled pursuant to Section 1.6 hereof (less the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder).
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) Exchange Agent to Return Merger Consideration. At any time following the last day of the respective six (6) month period following each of the Effective Time and the Earnout Payment Date (if any), as applicable, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all shares of Parent Common Stock and cash that have been deposited with the Exchange Agent pursuant to Section 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Final Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
     1.10 No Further Ownership Rights in Company Capital Stock.  The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.
     1.11 Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such reasonable and customary amount as it may reasonably direct or (ii) provide an indemnification agreement in a reasonable and customary form acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.12 Reorganization Status.  The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto have taken, will take or will cause to be taken, any action, except as specifically contemplated by this Agreement, that reasonably could be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     1.13 Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Subs, and the officers and directors of the Company, Parent and the Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and the Subs, subject to such exceptions as are specifically disclosed in the disclosure schedule, which disclosure shall be deemed to be disclosed and incorporated into any section and paragraph numbers where such disclosure would otherwise be appropriate if and to the extent that the relevance of such other sections and paragraphs is or should be reasonably apparent to the reader, supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows (references to “Company” in this ARTICLE II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary):
     2.1 Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by law, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its certificate of incorporation and bylaws (or, in respect of SNAPin Software UK Limited, its memorandum and articles of association), each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which the Company is qualified or licensed to do business and (ii) every state or foreign jurisdiction in which the Company has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 49,650,000 shares of Company Common Stock, of which 2,320,592 shares are issued and outstanding, and 23,841,588 shares of Company Preferred Stock, of which 3,620,147 shares have been designated Series A Preferred Stock, of which 3,600,147 shares are issued and outstanding, 3,669,725 shares have been designated Series B Preferred Stock, of which 3,669,725 shares are issued and outstanding, 10,996,126 shares have been designated Series C Preferred Stock, of which 10,974,845 shares are issued and outstanding, 5,250,000 shares have been designated Series D Preferred Stock, of which 5,094,676 shares are issued and outstanding, and 305,590 shares have been designated Series D-1 Preferred Stock, none of which are issued and outstanding. Each share of Preferred Stock outstanding is convertible into one share of Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the numbers of shares set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and except as set forth in Section 2.2(a) of the Disclosure Schedule, not issued in violation of any preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options and Company Warrants have been issued in compliance with all applicable federal and state securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. The Company has no Company Capital Stock that is unvested.
          (b) Except for the Plan or as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 4,300,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 3,507,800 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company Options and Company Warrants and as otherwise set forth in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options and Company Warrants, the name and address of such holder, the number of shares of Company Common Stock or Company Preferred Stock issuable upon exercise of such Company Options or Company Warrants held by such holder, the vesting schedule and exercise price of such Company Options and Company Warrants, the dates on which such Company Options and Company Warrants were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby or as set forth in Section 2.2(b) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
     2.3 Subsidiaries.  Section 2.3 of the Disclosure Schedule lists each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”), the jurisdiction of incorporation of each such subsidiary, and the Company’s equity interest therein. Each subsidiary of the Company is wholly owned by the Company. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.
     2.4 Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders entitled to vote thereon. The vote required to approve this Agreement by the Stockholders entitled to vote thereon is set forth in Section 2.4 of the Disclosure Schedule (the “Sufficient Stockholder Vote”). This Agreement and the Integrated Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     2.5 No Conflict.  Except as set forth on Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts that are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Interim Surviving Corporation (and following the Second Step Merger, the Final Surviving Entity) will be permitted to exercise all of its rights under such Material Contracts without the payment of any additional amounts or consideration under any such Material Contracts, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Second Step Certificate of Merger, and (ii) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under the comparable non-U.S. competition laws the parties reasonably determine apply.
     2.7 Company Financial Statements.
               (i) Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2006 and 2007, and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2006 and 2007 (the “Year-End Financials”), and (ii) unaudited balance sheets as of March 31, 2007 and March 31, 2008 (the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and stockholders’ equity for the three month periods then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP and Regulation S-X promulgated under the Exchange Act (“Regulation S-X”) applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Interim Financials have been reviewed by the Company’s independent accountants in accordance with Statement of Auditing Standards No. 100 (“SAS-100”). The Financials fairly present, in all material respects, the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
               (ii) Any financial statements provided by the Company pursuant to Section 5.14 hereof, when delivered, will (i) have been derived from the books and records of the Company, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto.
     2.8 No Undisclosed Liabilities.  The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (“Liabilities”) that would (i) be required to be reflected in financial statements in accordance with GAAP or (ii) to the Knowledge of the Company, that would not be required to be reflected in financial statements in accordance with GAAP, in each case of (i) and (ii) other than Liabilities (a) which have been reflected in the Current Balance Sheet, (b) arising in the ordinary course of business consistent with past practices since the Balance Sheet Date (c) arising under the Company’s Contracts (other than as a result of a breach by the Company)

which are not required to be reflected in the Company’s financial statements under GAAP, or (d) set forth in Section 2.8 of the Disclosure Schedule. The aggregate amount of the Company’s indebtedness for borrowed money outstanding on the date hereof is $0.
     2.9 Internal Controls.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which the Company’s Board of Directors and management reasonably believe provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
     2.10 No Changes.  Since the Balance Sheet Date, except as set forth on Section 2.10 of the Disclosure Schedule, there has not been, occurred or arisen any:
          (a) other than immaterial transactions with a total monetary value that does not exceed $50,000 individually or $200,000 in the aggregate, transaction by the Company except in the ordinary course of business and consistent with past practices;
          (b) amendments or changes to the Charter Documents of the Company other than as contemplated by this Agreement;
          (c) capital expenditure or commitment by the Company exceeding $50,000 individually or $200,000 in the aggregate, except as contemplated by the Company’s 2008 operating plan approved by the Company’s Board of Directors, a copy of which has been provided to Parent;
          (d) payment, discharge or satisfaction, in any amount in excess of $50,000 in any one case, or $200,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business since the Balance Sheet Date;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material Tax (as defined in Section 2.11) election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) Material Contract or any termination or amendment thereof;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity, except for advances to employees for travel and business expenses in the ordinary course of business in an amount not to exceed $10,000 in any one case or $25,000 in the aggregate;

          (o) incurrence by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;
          (r) written notice or, to the Knowledge of the Company, oral notice, of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.14 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock, Company Preferred Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, Company Preferred Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise of options issued under the Plan or issuances of shares of Company Common Stock or Company Preferred Stock upon the exercise of Company Warrants;
          (t) (i) except standard end user licenses entered into in the ordinary course of business, consistent with past practice, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property Rights of any person or entity, (ii) except in the ordinary course of business, consistent with past practice, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any person or entity, (iii) agreement or material modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;
          (u) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

          (v) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (w) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.11 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits.
               (i) The Company has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law and (b) timely paid all Taxes it is required to pay.
               (ii) The Company has paid or withheld with respect to its Employees and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.

               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Company’s Knowledge, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has, to Company’s Knowledge, been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made in writing, or otherwise to the Company’s Knowledge, by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.
               (vi) The Company has made available to Parent or its legal counsel, copies of all material Tax Returns for the Company filed for all periods since its inception.
               (vii) There are no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.
               (viii) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any person or entity under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-us law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

               (ix) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing as a result of any (a) change in method of accounting made prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to the Closing.
               (xiii) The Company uses the accrual method of accounting for tax purposes, or, in the case of SNAPin Software UK Limited, in accordance with UK GAAP (the historical cost basis of accounting).
               (xiv) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.
               (xv) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xvi) The Company and its subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the applicable transfer pricing laws.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.
          (d) 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company since January 1, 2005 has been operated since that date in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto, to the extent applicable to such plan. No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (iv) has been properly accounted for in accordance with GAAP in the Financials.
     2.12 Restrictions on Business Activities.  Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in Section 2.12 of the Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.13 Title to Properties; Absence of Liens and Encumbrances.

          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company, no rentals are past due, or event of default by the Company (or event which with notice or lapse of time, or both, would constitute a default by the Company). The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. To the Company’s Knowledge, the Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.
          (b) To the Company’s Knowledge, the Leased Real Property is in good operating condition and repair (subject to normal wear and tear), free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. To the Company’s Knowledge, neither the operation of the Company on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. Neither the Company nor any Company Subsidiary is reasonably likely to be required to expend more than $25,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Technology” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v)  domain names, web addresses and sites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications of any kind, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) logos, trademarks, trade names and service marks and (v) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
               “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
               “Shrink-Wrap Code” shall mean generally commercially available software other than (i) development tools and development environments, (ii) software used by the Company in the development of the Company’s products, (iii) server-side software used to host and operate the Company’s products and (iv) other software that is otherwise incorporated into, combined with, or distributed in conjunction with any of the Company’s products.
          (b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

          (c) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights, except as provided in Section 2.14(c) of the Disclosure Schedule. There are no actions that must be taken by the Company within one hundred twenty (120) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights, except as provided in Section 2.14(c) of the Disclosure Schedule. In each case in which the Company has acquired any Technology or Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Final Surviving Entity and/or Parent, without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.14(b) of the Disclosure Schedule, and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.14(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) To the extent that any Technology has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.
          (g) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual

Property, to any other person or (ii) permitted the Company’s rights in any material Company Intellectual Property to enter into the public domain.
          (h) Except for (i) the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(v) and Section 2.15(a)(xv) of the Disclosure Schedule and (ii) Shrink-Wrap Code licensed to the Company that is not incorporated into, embedded into, distributed with, installed with, or otherwise utilized by any Company Products, all Technology that is used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.
          (i) The Company Intellectual Property, together with (i) the Technology and Intellectual Property Rights non-exclusively licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(v) and Section 2.15(a)(xv) of the Disclosure Schedule and (ii) the Shrink-Wrap Code licensed to the Company that is not incorporated into, embedded into, distributed with, installed with, or otherwise utilized by any Company Products, constitutes all of the Technology and Intellectual Property Rights used in, necessary to or otherwise infringed by the conduct of the business of the Company as it currently is conducted or planned by the Company to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development). Except as set forth in Section 2.14(i) of the Disclosure Schedule, the Final Surviving Entity will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted or planned by the Company to be conducted and without infringing on the Intellectual Property Rights of any person.
          (j) None of the Material Contracts pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated, solely by the passage of time or at the election of a third party.
          (k) No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.
          (l) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Technology or Intellectual

Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned by the Company to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.
          (m) The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Final Surviving Entity following the Closing in the manner currently planned to be conducted, any Intellectual Property Rights of any person, and does not violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of the Company infringes or misappropriates any Intellectual Property Rights of any person, violates any right of any person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (n) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Final Surviving Entity by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Final Surviving Entity or any of their subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Company or any of their subsidiaries, (ii) Parent, the Final Surviving Entity or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Final Surviving Entity or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the representations in this Section 2.14(n) will not be breached as a result of the operation of provisions contained in agreements to which Parent is a party but the Company is not a party.
          (o) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
          (p) The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Exhibit D-1 with respect to U.S. based employees and contractors, as applicable, and Exhibit D-2 with respect to U.K. based employees), and, except as set forth in Section 2.14(p) of the Disclosure Schedule, all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.
          (q) No Company Intellectual Property, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (r) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.
          (s) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business. Except as set forth on Section 2.14(s) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (t) The Company has not collected any personally identifiable information concerning users of its products, services and websites from any third parties, except as described in Section 2.14(t) of the Disclosure Schedule.  The Company has complied in all respects with all applicable laws and its privacy policies relating to the privacy of users of the Company’s products, services and websites.  The Company has complied in all respects with all applicable laws and its respective privacy policies relating to the collection, use, storage, transfer, and disclosure of any personally identifiable information of any employees, contractors or consultants, both in the United

States and internationally.  The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and does not violate Company’s privacy policies.  True and correct copies of all such privacy policies are attached to Section 2.14(t) of the Disclosure Schedule, and the Company has at all times made all privacy policy disclosures to such users or customers as required by applicable laws and none of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any applicable laws.
          (u) Except as set forth in Section 2.14(u) of the Disclosure Schedule, neither the Company nor any person or entity acting on the Company’s behalf has disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (v) Section 2.14(v) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses in the development of the Company’s products or services or that is server-side software used to host and operate the Company’s products, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products or services (“Incorporated Open Source Software”). The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.
          (w) Section 2.14(w) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.
     2.15 Agreements, Contracts and Commitments.

          (a) Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
                    (i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor or salesperson, or consulting, services or sales agreement, contract, or commitment with a firm or other organization providing for compensation or remuneration with an aggregate value in excess of $50,000; provided that the foregoing shall not include at-will employment offer letters;
                    (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
                    (iii) any fidelity or surety bond or completion bond;
                    (iv) any lease of personal property or equipment having a value in excess of $50,000 individually or $200,000 in the aggregate;
                    (v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement by the Company products of the Intellectual Property Rights of third parties that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business substantially in the Company’s standard form of customer agreement;
                    (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate;
                    (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
                    (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                    (ix) any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $50,000 individually or $200,000 in the aggregate;
                    (x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
                    (xi) any agreement providing a customer with refund rights;
                    (xii) any dealer, distribution, marketing, development or joint venture agreement which requires payment in excess of $50,000 individually or $200,000 in the aggregate;
                    (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;
                    (xiv) any out-bound licenses with respect to the Company’s products;
                    (xv) any contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses, but excluding (i)  non-disclosure agreements and non-exclusive out-bound licenses with respect to the provision of Company’s products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business), (ii) in-bound licenses and purchase agreements for Shrink-Wrap Code licensed to the Company that is not incorporated into, embedded into, distributed with, installed with, or otherwise utilized by any Company Products, and (iii) in-bound licenses for “freeware,” “free software,” “open source software” licensed to the Company and not used in the development of the Company’s products or services and not server-side software used to host and operate the Company’s products; or
                    (xvi) any other agreement, contract or commitment that involves $50,000 individually or $200,000 in the aggregate or more and is not cancelable by the Company without penalty within thirty (30) days.
          (b) The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. Except as set forth in Section 2.15(b) of the Disclosure Schedule, no Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within 120 days after the Closing.
     2.16 Interested Party Transactions.  No officer or director of the Company (nor, to the Company’s Knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No Stockholder has any loans outstanding from the Company except for business travel advances in the ordinary course of business, consistent with past practice, to employees of the Company.
     2.17 Governmental Authorization.  Each consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.18 Litigation.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary, their properties (tangible or intangible) or any of their officers or directors, each in such capacity, by or before any Governmental Entity. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary, any of their properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Company Subsidiary to conduct their respective operations as presently or previously conducted or as presently contemplated to be conducted. To the Knowledge of the Company, there is no action, suit, claim or proceeding of any nature pending or threatened against any individual or entity who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company or any Company Subsidiary related to facts and circumstances existing prior to the

Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     2.19 Minute Books.  The minutes of the Company made available to counsel for Parent contain complete and accurate records of all corporate actions taken, and summaries of all meetings held, by the stockholders (or, in respect of SNAPin Software UK Limited, the shareholders), the Board of Directors of the Company and each of its subsidiaries (and any committees thereof) since the time of incorporation of the Company, as the case may be.
     2.20 Environmental Matters.  The Company (i) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability and (ii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or its Subsidiaries. To the Company’s Knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material Liability or material corrective or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses.  Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “ERISA Affiliate” shall mean any Company Subsidiary or other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (other than base salary or wages), severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Company Subsidiary has or may have any liability or obligation; provided, however, employer contributions or taxes towards social security and government-mandated and workers’ compensation and unemployment insurance shall not be considered to be a “Company Employee Plan” for purposes of this Agreement.
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any Company Subsidiary and any Employee, and which the Company or any Company Subsidiary has or may have any liability or obligation.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that is sponsored or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any Company Subsidiary will or may have any liability with respect to Employees who perform services outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
               “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than at will offer letters that do not provide for any severance or termination benefits). The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth (i) the name, hiring and/or start date, commissions, bonuses and annual salary as of the date hereof and (ii) accrued but unpaid vacation balances as of July 31, 2008, and there have been no material changes to such accrued but unpaid vacation balances since July 31, 2008, of each employee of the Company and each Company Subsidiary. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.22(b)(3) of the Disclosure Schedule contains the accurate and complete list of all persons who have a consulting or advisory relationship with the Company.
          (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents (other than at will offer letters that do not provide for any severance or termination benefits), (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material distributed to any Employee or Employees during the last year and relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence during the last three (3) years to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination, opinion or advisory letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan, are not in material default or material violation of, and the Company has no Knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion or advisory letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any Company Subsidiary (other than ordinary administration expenses and payment of accrued benefits). There are no audits, inquiries or proceedings pending, or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to Employees.
          (j) Effect of Transaction. Except as required to comply with Section 5.12, as may otherwise be required by law or as set forth in Section 2.22(j) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (k) Section 280G. No payment or benefit which has been, will be or may be made with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
          (l) Employment Matters. The Company and each Company Subsidiary is in compliance with all applicable foreign, federal, state and local laws, rules, regulations, and ordinances respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company, any Company Subsidiary, or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Company Subsidiary is party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by the Company’s and each Company Subsidiary’s Employees is terminable at the will of the Company or Company Subsidiary, as applicable, and any such termination would result in no material liability to the Company or Company Subsidiary, as applicable (other than for the payment of benefits that have accrued under the Company Employee Plans and Employee Agreements) (except in the United Kingdom where employment at will is not recognized and employees may have unfair dismissal rights requiring that their employment be terminated for a fair reason and following a fair process, as prescribed by English law). To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
          (m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any Company Subsidiary is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary, and no employees of the Company or any Company Subsidiary are members of a union. Neither the Company nor any Company Subsidiary has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.
          (n) No Interference or Conflict. To the Knowledge of the Company, no stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
          (o) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan in accordance with its terms, without material liability to the Company or any Company Subsidiary (other than ordinary administration expenses and payment of accrued benefits).
     2.23 Insurance.  Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or the Company Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending insurance claim against the Company of which its total value (inclusive of defense expenses) is reasonably likely to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws.  The Company and each Company Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of suspected, potential, or actual violation with respect to, any Laws.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney.  Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Information Supplied.  None of the information supplied in writing by the Company for inclusion or incorporation by reference in the information provided to Stockholders in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that for the avoidance of doubt, the foregoing representation shall not apply to any information supplied by Parent for inclusion in the Soliciting Materials.
     2.27 Complete Copies of Materials.  The Company has delivered or made available, true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel as reflected on Exhibit H hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS
     Each of Parent and the Subs hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Sub II is now and has always been disregarded as an entity separate from Parent, within the meaning of 26 C.F.R. §301.7701-3. Each of Parent and the Subs has the corporate or limited liability company power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensure is required by law except where the failure to be so qualified or licensed would not have a Parent Material Adverse Effect. Parent has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof to the Company.

     3.2 Authority.  Each of Parent and the Subs has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and the Subs. This Agreement and any Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and constitute the valid and binding obligations of Parent and the Subs, enforceable against each of Parent and the Subs in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii) the filing of the certificates of merger with the Secretary of State of the State of Delaware, and (iii) compliance with the pre-merger notification requirements of the HSR Act, and under the comparable non-U.S. competition Laws the parties reasonably determine apply.
     3.4 No Conflict.  The execution and delivery by Parent and each Sub of this Agreement and any Related Agreement to which Parent or a Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational documents of Parent or a Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any material Laws applicable to Parent or either Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Parent Common Stock.  The Parent Common Stock which constitutes the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable. There are no statutory or contractual stockholders preemptive rights with respect to the issuance of the Parent Common Stock which constitutes the Merger Consideration.
     3.6 SEC Documents.  Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.
     3.7 Parent Financial Statements.  The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).
     3.8 No Undisclosed Liabilities.  Parent has no material Liabilities other than (i) those set forth or adequately provided for in the balance sheet included in Parent’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business, consistent with past practice, and not required by GAAP to be set forth in the Parent Balance Sheet, or (iii) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practice.
     3.9 Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.
     3.10 Interim Operations of Subs.
          (a) The Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of each Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither Sub has incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
     3.11 Litigation.  Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent, any of its subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that is reasonably likely to result in a Parent Material Adverse Effect, and there is no investigation or similar proceeding pending or, to the knowledge of Parent, threatened, against Parent by or before the SEC or Nasdaq. No Governmental Entity has at any time challenged the legal right of Parent or any of its subsidiaries to conduct its operations as presently or previously conducted.
     3.12 Information Supplied.  None of the information supplied in writing by Parent for inclusion or incorporation by reference in the Soliciting Materials will, at the time they are mailed to the Stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
     3.13 S-3 Eligibility.  As of the date hereof, Parent is (i) eligible to register secondary offerings of securities, including the resale of the Parent Common Stock constituting the Merger Consideration, on a registration statement on Form S-3 under the Securities Act and (ii) a “well known seasoned issuer” under the Securities Act and the rules and regulations promulgated thereunder.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Section 4.1(f) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable law, and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement:
     (a) cause or permit any amendments to the certificate of incorporation, bylaws (or, in respect of SNAPin Software UK Limited, memorandum and articles of association) or other organizational documents of the Company or any Company Subsidiary;
     (b) incur any expenditures or enter into any commitment or transaction exceeding $50,000 individually or $200,000 in the aggregate or any commitment or transaction of the type described in Section 2.10 hereof (other than in the ordinary course of business consistent with past practice);
     (c) pay, discharge, waive or satisfy, any indebtedness for borrowed money;
     (d) except in the ordinary course of business consistent with past practice, pay, discharge, waive or satisfy, any third party expense in an amount in excess of $50,000 in any one case, or $200,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
     (e) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
     (f) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;
     (g) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
     (h) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);
     (i) Except as set forth in Section 4.1(i) of the Disclosure Schedule, increase the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;
     (j) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;
     (k) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;
     (l) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity;

     (m) waive or release any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
     (n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company involving an amount in dispute greater than $25,000;
     (o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for (i) the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants and (ii) the issuance of Company Options to new employees as set forth in Section 4.1(o) to the Disclosure Schedule; or
     (p) (i) except standard end user licenses or other customer agreements entered into in the ordinary course of business, consistent with past practice, sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property Rights of any person or entity, (ii) except in the ordinary course of business, consistent with past practice, purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Technology or Intellectual Property Rights of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;
     (q) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company;
     (r) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or
     (s) except as set forth in Section 4.1(s) to the Disclosure Schedule, amend or otherwise modify (or agree to do so) any of the Material Contracts;

          (t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (u) adopt or amend any Company Employee Plan except as contemplated by this Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except for (i) amendments required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, (ii) payments contemplated in this Agreement, and (iii) payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(u) of the Disclosure Schedule;
          (v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (w) except as set forth in Section 4.1(w) of the Disclosure Schedule, hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company; provided, however, that Parent shall be deemed to have consented to any such action if notice of disapproval is not provided to the Company within two (2) Business Days after notice of the proposed action is provided to Parent;
          (x) except in cooperation with Parent or in substantial compliance with guidelines provided by Parent, make any representations or issue any communications (including electronic communications) to Employees regarding any benefits of the transactions contemplated by this Agreement, including any representations regarding offers of employment from Parent or the terms thereof;
          (y) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (z) cancel, amend or renew any insurance policy; or
          (aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(z) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, their respective covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 4.1 and after notification by the Company that such action will constitute a breach of a representation or warranty set forth in ARTICLE II, or that is disclosed in Section 4.1 of the Disclosure Schedule, in each case that causes any representation and warranty set forth in ARTICLE II, as modified by the Disclosure Schedule, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty.
     4.2 No Solicitation.  Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.3 Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:
(a)	Richard Palmer, Senior Vice President Corporate Development
Telephone: (781) 565-5041
Facsimile: (781) 565-5001
E-mail address: richard.palmer@nuance.com
(b)	Garrison R. Smith, Associate General Counsel
Telephone: (781) 565-5277
Facsimile: (781) 565-5562
E-mail address: garrison.smith@nuance.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Stockholder Approval.
          (a) As soon as practicable after the date hereof:
               (i) the Company shall use its reasonable best efforts to obtain the Sufficient Stockholder Vote, either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with Delaware Law and the Charter Documents of the Company. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock to this Agreement and the Merger, (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of Thomas S. Huseby as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include all of the information required by applicable federal and state securities laws and Delaware Law (with any information regarding Parent or the Subs being provided by Parent, for which Parent shall be solely responsible), including the information required pursuant to Regulation D under the Securities Act so that the issuance of the Parent Common Stock hereunder complies with Rule 506 under the Securities Act, and (v) include a statement that appraisal rights are available for the

Company Capital Stock pursuant to Section 262 of Delaware Law and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders.
          (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of Delaware Law and the Company’s Charter Documents (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.
     5.2 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

     5.3 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of March 19, 2008 (the “Confidential Disclosure Agreement”). In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading laws.
     5.4 Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting (including the costs of any audit and any costs incurred as a result of the compliance with Section 5.14), financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred, or to be incurred, by the Company at least ten (10) Business Days prior to the Closing Date in form reasonably satisfactory to Parent. Two (2) Business Days prior to the Closing Date, the Company will deliver an updated statement of Third Party Expenses incurred, or to be incurred by the Company (the “Closing Date Third Party Expense Statement”). The Closing Date Third Party Expense Statement shall be in form reasonably satisfactory to Parent and shall be accompanied by invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. For the avoidance of doubt, the Closing Date Third Party Expense Statement shall include only Third Party Expenses that have not, and will not be, paid prior to the Effective Time. The amount of any Third Party Expenses that are not reflected on the Closing Date Third Party Expense Statement (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 and shall not be limited by the Threshold Amount (as defined in Section 7.4(a) hereof) or the maximum amount of indemnification provided in Section 7.6.
     Two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a balance sheet of the Company, prepared in accordance with GAAP, setting forth a good faith estimate of the Closing Cash (the “Closing Cash Estimate”). If the Closing Cash is less than the Closing Cash Estimate, the amount of such difference (the “Closing Cash Deficit”) shall be subject to the indemnification provision of Section 7.2 and shall not be limited by the Threshold

Amount (as defined in Section 7.4(a) hereof) or the maximum amount of indemnification provided in Section 7.6.
     5.5 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall not apply to disclosure made by Parent that Parent reasonably determines to be necessary or appropriate in order to satisfy its disclosure obligations under applicable laws, rules or regulations.
     5.6 Consents.  The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract (including with respect to the Lease Agreements) as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any Specified Contract conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including other payments under the Specified Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.
     5.7 FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Notification of Certain Matters.  Each of the Company on the one hand, and Parent, on the other hand, shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.8 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.9 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     5.10 New Employment Arrangements. Parent or the Final Surviving Entity will offer substantially all Employees in the United States “at-will” employment by Parent and/or the Final Surviving Entity, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, (v) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date and (vi) include agreements providing for non-competition with the business of the Company, Parent and the Final Surviving Entity, non-solicitation of the customers and employees of the Company, Parent and the Final Surviving Entity following the termination of such employee, arbitration and release of claims. Each employee of the Company who remains an employee of Parent or the Final Surviving Entity after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Continuing Employees shall execute an Offer Letter and an Employee Proprietary Information, Inventions and Non-Competition Agreement.
     5.11 Company Equity Awards. The Company shall, effective as of immediately prior to the Effective Time, grant Company RSUs and/or Company Incentive Options under the Plan to those individuals and employees and in such amounts as are mutually agreed upon by Parent and the Company which shall equal in the aggregate, the Total Company Equity Awards. Prior to the Effective Time, and subject to the advance review and approval of Parent, the Company shall have taken all actions necessary to effect the grant of Company RSUs and Company Incentive Options, including delivering all required notices, adopting a form of restricted stock unit award agreement and Company Incentive Option agreement (which shall provide, among other things, for a vesting commencement date of no earlier than the Effective Time, no accelerated vesting as a result of the Merger, and that such Company RSUs and Company Incentive Options shall terminate in the event this Agreement is terminated pursuant to ARTICLE X hereof), increasing the share reserve, authorizing the granting of Company RSUs and Company Incentive Options, and obtaining any required consents and/or approvals necessary to effectuate the provisions of this Section 5.11 and which may otherwise be required pursuant to applicable law. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by Parent and the Company, the number of shares of Company Common Stock subject to Company RSUs and Company Incentive Options that shall be granted pursuant to this Section 5.11 by the Company shall equal the Total Company Equity Awards, the vesting thereof shall be as set forth in Schedule 5.11 hereof, and the exercise price of the Company Incentive Options shall equal the Per Share Assumed Option Closing Consideration. Parent shall prepare, subject to the Company’s approval which shall not be unreasonably withheld, any disclosure as shall be required to comply with Rule 701 of the Securities Act in connection with the granting of such Company RSUs and Company Incentive Options (the “701 Disclosure”), which the Company shall distribute in accordance with Parent’s written instructions. The Company shall cooperate and provide reasonable assistance to Parent in preparing the 701 Disclosure. Each of Parent and the Company shall use its reasonable best efforts to ensure that the Company RSUs and Company Incentive Options are granted in such a manner that they shall be exempt from the requirements of Section 409A of the Code pursuant to the short-term deferral rule set forth in Treas. Reg. Section 1.409A-1(b)(4) the rule for stock options set forth in Treas. Reg. Section 1.409A-1(b)(5) or otherwise.
     5.12 Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, each of the Company and the Company Subsidiary shall terminate any and all Company Employee Plans sponsored by the Company or any Company Subsidiary intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Company Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent and the Company may agree upon. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall use commercially reasonable efforts to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten (10) Business Days prior to the Closing Date.
     5.13 Section 280G.  The Company shall submit to the stockholders of the Company for approval (in a manner reasonably satisfactory to Parent), by such number of stockholders of the Company as is required by Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.
     5.14 Financials.
          (a) The Company, prior to the Effective Time, shall use reasonable best efforts to cause the Company’s auditors to deliver any opinions, consents, comfort letters, or other materials necessary for Parent to file the Required Financials in a registration statement or other filing made by Parent with the SEC. After the Effective Time, the Stockholder Representative will reasonably cooperate, upon request of Parent, in Parent’s efforts to cause the Company’s auditors to provide the foregoing documents.
          (b) Within thirty (30) days following the last day of each fiscal quarter ending on or after March 31, 2008, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related unaudited statements of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement.
          (c) The financial statements to be delivered pursuant to Section 5.14(b) hereof shall be referred to as the “Required Financials.”
     5.15 Indemnification of Directors and Officers.
          (a) For six (6) years after the Effective Time, Parent shall, cause the Final Surviving Entity or the Surviving Entity, as the case may be, to indemnify and hold harmless the officers and directors of the Company and of each Company Subsidiary as of immediately prior to the Effective Time (each a “Covered Person”) in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under the Charter Documents of the Company or pursuant to any indemnification agreements between the Company and its officers and directors; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent shall be liable for any breach of this Section 5.15.
          (b) Parent shall purchase a directors’ and officers’ insurance “tail” policy under the Company’s or each Company Subsidiary’s, as applicable, existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers the Covered Persons, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those currently applicable to the Covered Persons, and (iv) has a coverage effective date not later than the Closing Date.
          (c) The rights of each Covered Person under this Section 5.15 shall be in addition to any rights such person may have under the Charter Documents as of the date hereof. These rights shall survive consummation of the First Step Merger and the Second Step Merger and are intended to benefit, and shall be enforceable by, each Covered Person. The Covered Persons are intended third party beneficiaries of this Section 5.15.
     5.16 Reasonable Efforts; Regulatory Filings.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, subject to Section 5.6, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
          (b) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate such filings; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.
ARTICLE VI
CONDITIONS TO THE FIRST STEP MERGER

     6.1 Conditions to Obligations of Each Party to Effect the First Step Merger.  The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Step Merger illegal or otherwise prohibiting consummation of the First Step Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the First Step Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.
          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
     6.2 Conditions to the Obligations of Parent and Sub I.  The obligations of Parent and Sub I to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub I:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in Section 2.14(n), Company Material Adverse Effect shall be deemed to include an adverse effect on Parent) and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

          (b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.
          (c) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Specified Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
          (d) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(d) to this Agreement.
          (e) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect since the date of this Agreement.
          (f) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
          (g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit F.
          (h) Appraisal Rights. The holders of no greater than ten percent (10%) of the outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to such equity securities of the Company by virtue of the Merger.
          (i) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that the conditions to the obligations of Parent and Sub I set forth in Section 6.2(a) and Section 6.2(e) hereof have been satisfied.
          (j) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have adopted this Agreement and the Merger.

          (k) Certificates of Good Standing. Parent shall have received a long form certificate of good standing from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.
          (l) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
          (m) Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.12 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the Company Subsidiary, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.12 hereof.
          (n) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or (ii) disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and neither Parent nor any of its subsidiaries shall have any liabilities with respect to any such Section 280G Payments.
          (o) Litigation. There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly and reasonably threatened, by a customer or stockholder of the Company, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (p) Employees. The persons listed on Schedule 6.2(p) to this Agreement (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Final Surviving Entity (the “Key Employees”) on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time.
          (q) Financial Statements. Parent shall have received: (i) the Required Financials, and (ii) a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a Registration Statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities.
     6.3 Conditions to Obligations of the Company.  The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Subs in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) each of Parent and the Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Parent Material Adverse Effect since the date of this Agreement.
          (c) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     7.1 Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall terminate on the one (1) year anniversary of the Closing Date (the expiration of such one-year period, the “Survival Date”), provided, however, that the representations and warranties of the Company contained in Section 2.2 hereof shall terminate on the third anniversary of the Closing Date and that the representations and warranties of the Company contained in Section 2.11 hereof shall survive until the expiration of the applicable statute of limitations, and provided further, however, that if, at any time prior to the close of business on the one (1) year anniversary of the Closing Date, an Officer’s Certificate (as defined in Section 7.4(b))

is delivered alleging Losses and a claim for recovery under Section 7.3(b), then the claim asserted in such notice shall survive the one (1) year anniversary of the Closing Date until such claim is fully and finally resolved. The representations and warranties of Parent and the Subs contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. Notwithstanding anything to the contrary herein, the Stockholder Representative shall have the right to pursue on behalf of the Stockholders any remedy available at law or in equity for a breach of any covenant of Parent or the Subs set forth in this Agreement, and nothing herein shall be construed as a limitation on any Stockholder’s right to pursue any claim that such Stockholder may have against Parent under applicable federal or state securities laws.
     7.2 Indemnification.
          (a) Subject to Section 7.6, the Stockholders agree severally in accordance with each Stockholder’s Escrow Pro Rata Portion, but not jointly, to indemnify and hold Parent and its officers, directors, and affiliates, including the Final Surviving Entity (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Final Surviving Entity), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii)  any Excess Third Party Expenses, (iv)  any Closing Cash Deficit, or (v) any Dissenting Share Payments. The Stockholders shall not have any right of contribution from the Final Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party.
          (b) For all purposes of this Section 7.2, any and all Indemnified Parties seeking to make a claim pursuant to this Section 7.2 shall use commercially reasonable efforts to pursue proceeds available under Company Insurance Policies, if any, and all Losses of such Indemnified Parties shall be net of (A) any insurance recoveries actually received by the Indemnified Parties in connection with the facts giving rise to the right of indemnification and (B) any actual reduction of the cash Taxes of the Indemnified Parties in the year of the payment of such Loss as a result of such payment, after taking into account all other items of loss, deduction, or credit of such Indemnified Party.
     7.3 Escrow Arrangements.
          (a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent a number of shares of Parent Common Stock represented by a single stock certificate registered in the name of Var & Co., as nominee of the Escrow Agent, which together equal the Escrow Amount out of the number of shares of Parent Common Stock otherwise deliverable to the Stockholders pursuant to Section 1.6 hereof and shall confirm such deposit with the Escrow Agent and the Stockholder Representative. Such deposit of the Escrow Amount (plus any New Shares (as defined in Section 7.3(c)(v) hereof) shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. Such shares of Parent Common stock shall be deposited by Parent as, for this purpose, agent of the Stockholders, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.6 such Parent Common Stock in accordance with their respective Escrow Pro Rata Portions and then as having deposited such shares of Parent Common Stock into the Escrow Fund. The Escrow Fund shall be security for the indemnity obligations provided for in this ARTICLE VII and shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.
          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s headquarters, on the Survival Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date (the “Escrow Holdback Amount”). The number of shares of Parent Common Stock that may be held back in respect of the Escrow Holdback Amount shall be based on the Signing Price. As soon as all such claims have been resolved in accordance with Section 7.4(d), the Escrow Agent shall deliver the portion of the Escrow Holdback Amount not required to satisfy such claims to the Stockholders. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Escrow Pro Rata Portions of the Escrow Amount, with the number of shares delivered to each Stockholder rounded down to the nearest whole number of shares of Parent Common Stock. Any distribution of all or a portion of the Parent Common Stock to the Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Parent Common Stock to the Parent, endorsed for transfer, with instruction to the Parent to transfer and issue, or cause its transfer agent to transfer and issue, the aggregate number of shares of Parent Common Stock being distributed, allocated among the Stockholders based upon his, her or its Escrow Pro Rata Portion, in each case by issuing to each such Stockholder a stock certificate representing such allocated shares, registered in his, her or its name set forth on the schedule delivered to the Escrow Agent at Closing and mailed by first class mail to such Stockholders’ address set forth on such schedule (or to such other address as such Stockholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining shares of Parent Common Stock are to be so distributed and transferred as a result of the retention in the Escrow Fund of an Escrow Holdback Amount in accordance with this Section 7.3(b), the Escrow Agent shall instruct Parent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the shares of Parent Common Stock representing the Escrow Holdback Amount. Parent shall use reasonable best efforts to cause the distribution of the shares of Parent Common Stock constituting the Escrow Amount to which to the Stockholders are entitled to be effected promptly after the Escrow Period termination date, or, in the case an Escrow Holdback Amount is held back in accordance with this Section 7.3(b), promptly after the claims relating to such Escrow Holdback Amount have been resolved in accordance with Section 7.4(d). The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, Parent in connection with the foregoing.
          (c) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 7.3(c).
               (ii) The Interested Parties agree that, for Tax reporting purposes, all interest and other income earned from the investment of the Escrow Fund in any Tax year shall, (A) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity and, (B) otherwise, be reported as allocated to the Stockholders in accordance with their respective Escrow Pro Rata Portions.
               (iii) Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Amount. Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.
               (iv) Neither the Escrow Agent nor its nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Parent Common Stock (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise). Notwithstanding the foregoing, each of the Stockholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents as may be necessary to enable the Stockholders to exercise such voting rights, and shall instruct the Stockholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Stockholders and shall vote on their behalf in accordance with the instructions given by each such Stockholder. In the absence of instructions by any such Stockholder, the Escrow Agent shall not vote any of the shares held on behalf of such Stockholder.
               (v) Cash dividends, cash returned by the Stockholder Representative and any non-cash taxable dividends or distributions (other than New Shares as defined below), on any shares of Parent Common Stock in the Escrow Fund shall be distributed to the Stockholders according to their Escrow Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time (including shares issued upon a nontaxable stock split) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Stockholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
     7.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under Section 7.2(a)(i) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 7.2(a)(i) in excess of $1,800,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 7.4(b) hereof, in which case Parent shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii) (other Losses relating to breaches of Section 4.1), (iii), (iv) and (v) of Section 7.2 hereof, and (B) Losses resulting from any breach of representation or warranty contained in Section 2.2 (Company Capital Structure).

          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent to be received by them at any time on or before the Survival Date; provided, however, Parent may seek indemnification (i) for a breach of a representation and warranty of the Company contained in Section 2.2 hereof, by delivering an Officer’s Certificate to the Stockholder Representative on or before the third anniversary of the Closing Date, and (ii) for a breach of a representation and warranty of the Company contained in Section 2.11 hereof, by delivering an Officer’s Certificate to the Stockholder Representative before the expiration of the applicable statute of limitations. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, the Escrow Agent shall promptly, and in no event later than the thirty-fifth (35th) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in whole shares of Parent Common Stock (valuing each share of Parent Common Stock equal to the Signing Price) and shall be deemed to have been made pro rata amongst the Stockholders based on the aggregate amounts deposited into the Escrow Fund on each such Stockholder’s behalf. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue, Losses for which the Indemnified Party is entitled to indemnification under Section 7.2, (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (3) specifying the number of whole shares of Parent Common Stock represented by such Losses. In the event that Parent, in accordance with Section 7.3(b), shall deliver an Officer’s Certificate for Losses in excess of the available Escrow Fund, any Earnout Consideration that may become payable pursuant to ARTICLE VIII hereof shall not be paid to the Exchange Agent to the extent that the Losses claimed in such Officer’s Certificate exceed the available Escrow Fund but would not result in the limit of liability set forth in Section 7.6 to be exceeded (the amount of such Losses in excess of the available Escrow Fund, subject to and not to exceed the limitations set forth in Section 7.6, being referred as the "Excess Losses”), until such claim contained in such Officer’s Certificate shall be resolved in accordance with this Section 7.4.
          (c) Objections to Claims for Indemnification. No such payment shall be made under Section 7.4(b) if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been received by Parent and the Escrow Agent on or prior to the expiration of the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Stockholders hereby waive the right to object to any claims in respect of any Agreed-Upon Loss (as defined in Section 7.4(d)(iii) hereof). If the Stockholder Representative does not object in writing to the claim made in the Officer’s Certificate within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder

Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 7.4(b).
          (d) Resolution of Conflicts.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(c) (other than Agreed-Upon Losses as defined in Section 7.4(d)(iii) hereof), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Parent or in the event of any dispute arising pursuant to Section 8.3, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable law.
               (iii) This Section 7.4(d) shall not apply to claims made in respect of (A) any Dissenting Share Payments (as defined in Section 1.7(c)), (B) any Excess Third Party Expenses (as defined in Section 5.4), (C) any Closing Cash Deficit (as defined in Section 5.4) or (D) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(g) hereof (each, an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.3(b) above.
          (e) Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this ARTICLE VII, Parent shall notify the Escrow Agent and the Stockholder Representative of such claim. If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative on behalf of the Stockholders, shall be entitled, at its expense, to participate in and make recommendations with respect to, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Stockholders agree and consent, as a condition of such entitlement of participation, that Parent’s legal counsel in the Third Party Claim shall not be precluded from representing Parent as against the Stockholders in the event that the Stockholders dispute the fact or amount of the Parent’s claim of a Loss related to the Third-Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim, provided, however that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Parent. Notwithstanding anything in this Agreement to the contrary, if Parent does not notify the Stockholder Representative in its notice provided under the first sentence of this Section 7.4(e), or by separate notice within five (5) Business Days thereafter, that it has assumed the defense of the Third Party Claim, or notifies the Stockholder Representative that it has elected not to assume the defense of the Third Party Claim, the Stockholder Representative shall have the right to assume and conduct the defense of such claim at its expense; provided, however, that the Stockholder Representative shall not consent to the entry of any judgment or enter into any settlement with respect to such claim unless such judgment or settlement requires solely the payment of money damages not in excess of the amount available in the Escrow Fund and such judgment or settlement includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(e) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.
          (f) Claims for Stockholder Representative Expenses. Immediately prior to the Closing, the Company will deposit with the Escrow Agent the Stockholder Representative Expense Holdback, which shall serve as a source of funds for paying or reimbursing Stockholder Representative Expenses (as defined in Section 7.5(b). The Stockholder Representative Expense Holdback shall be invested in the Escrow Agent’s Insured Money Market Account as described in Exhibit I hereto. In order to seek Stockholder Representative Expenses, the Stockholder Representative shall deliver a certificate (a “Stockholder Representative’s Certificate”) to the Escrow Agent at any time on or before the Survival Date. Such Stockholder Representative’s Certificate shall set forth the amount of the Stockholder Representative Expenses for which reimbursement or advance is requested and shall specify in reasonable detail the nature of such Stockholder Representative Expenses. Within five (5) Business Days after the Escrow Agent’s receipt of a Stockholder Representative Certificate, the Escrow Agent shall deliver to the Stockholder Representative a check in an amount equal to the amount of Stockholder Representative Expenses set forth in such certificate; provided that in no event shall the Escrow Agent be required to pay any Stockholder Representative Expenses in excess of the amount of the Stockholder Representative Expense Holdback (and any undistributed earnings thereon) then held by the Escrow Agent. If the Stockholder Representative makes a claim for the advance of any expenses pursuant to this Section 7.4(f) and any portion of such expenses are not actually incurred, the Stockholder Representative shall promptly return the amount so advanced (or the proceeds from the sale of any shares of Parent Common Stock that have been sold to raise cash) to the Escrow Agent to be returned to the Escrow Fund and either held or distributed in accordance with this Agreement. To the extent that any portion of Stockholder Representative Expense Holdback has not been paid to the Stockholder Representative or is not subject to a Stockholder Representative Certificate delivered on or before the Survival Date, such portion (together with any undistributed earnings thereon) shall be distributed to the Stockholders in accordance with their respective Escrow Pro Rata Portions promptly after the Survival Date.
          (g) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses (including investment losses resulting from liquidating a position in the Money Market Account), or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ respective Escrow Pro Rata Portions; provided, however, that in the event any Stockholder fails to timely pay his or her Escrow Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Stockholder’s Escrow Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from such Stockholder’s Escrow Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Stockholders on the basis of the Stockholders’ Escrow Pro Rata Portions directly from the Escrow Fund; provided, however, that in the event the Stockholders’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Stockholders’ portion of the

Agent Indemnification Expenses, and shall be entitled to recover such amount from each Stockholder equal to such Stockholder’s Escrow Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
               (xii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

          (h) Fees. All fees (including attorney’s fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (i) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
          (j) Customer Identification Program. Each of the Interested Parties acknowledge receipt of the notice set forth on Exhibit J attached hereto and made part hereof and that information may be requested to verify their identities.
     7.5 Stockholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Thomas S. Huseby as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountant or other professional adviser retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
     7.6 Maximum Payments; Remedy.
          (a) Except as set forth in Sections 7.6(b), 7.6(c) and 7.6(d) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to: (i) the amounts held in the Escrow Fund with respect to such Stockholder, and (ii) to the extent of any Excess Losses, such Stockholder’s Escrow Pro Rata Portion of such Excess Losses (not to exceed such Stockholder’s Consideration Pro Rata Portion of the first $4,500,000 of Earnout Consideration earned, whether or not yet paid to such Stockholder pursuant to ARTICLE VIII of this Agreement.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud or any intentional breaches of representations and warranties or covenants on the part of such party (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses); provided, however, that the maximum amount an Indemnified Party may recover from each Stockholder individually in respect of any such fraud or intentional breach shall be limited to such Stockholder’s Escrow Pro Rata Portion of the Loss attributable to such fraud or intentional breach, not to exceed such Stockholder’s Consideration Pro Rata Portion of the Merger Consideration actually received (including, without duplication, the amount contributed to the Escrow on behalf of such Stockholder).
          (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Stockholders in respect of Losses arising out of breaches of the representations and warranties contained in Section 2.2 or Section 2.11; provided, however, that the maximum amount an Indemnified Party may recover from each Stockholder individually pursuant to the indemnity set forth in Section 7.2 in respect of any such breach shall be limited to such Stockholder’s Escrow Pro Rata Portion of the Loss attributable to such breach, not to exceed such Stockholder’s Consideration Pro Rata Portion of the Merger Consideration actually received (including, without duplication, the amount contributed to the Escrow on behalf of such Stockholder).
          (d) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.
          (e) From and after the Closing, the sole and exclusive liability and responsibility of each Stockholder to Parent and the other Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), shall be as set forth in this ARTICLE VII.
ARTICLE VIII
EARNOUT
     8.1 Earnout Arrangements.
          (a) Earnout Generally. The parties acknowledge and agree that the Company’s projected Billings (as such term is defined in Annex A attached hereto) (as described below) are material factors in determining the valuation of the Company by Parent. Therefore, notwithstanding any provision of this Agreement to the contrary, Parent shall retain a portion of the Merger Consideration equal to the Earnout Consideration otherwise payable at the Effective Time to the Stockholders and shall treat such Earnout Consideration in accordance with this ARTICLE VIII.
          (b) Earnout as Merger Consideration. The parties acknowledge and agree that the Earnout Consideration is intended to be consideration for shares of capital stock of the Company, rather than compensation for services. All calculations of payments to be made pursuant to

Section 1.6 shall disregard any portion of the Earnout Consideration not yet earned in accordance with this ARTICLE VIII.
          (c) Distribution of Earnout.
               (i) In the event Parent delivers an Earnout Notice (as defined in Section 8.3 hereof) stating that Earnout Consideration has been earned pursuant to this ARTICLE VIII, subject to Section 8.1(c)(ii) hereof, Parent shall distribute (or cause the Exchange Agent to distribute) the Earnout Consideration set forth in the Earnout Notice to the former Stockholders in accordance with Section 1.6(b).
               (ii) In the event Parent delivers an Earnout Notice stating that Earnout Consideration has been earned pursuant to this ARTICLE VIII, and Parent has a claim or claims outstanding for Excess Losses, Parent shall distribute (or cause the Exchange Agent to distribute) the Earnout Consideration in excess of such claimed Excess Losses to the former Stockholders in accordance with Section 1.6(b), and the Earnout Consideration to the extent of such claimed Excess Losses shall be retained by Parent, and any such amounts in dispute shall either be (A) distributed to the former Stockholders in accordance with Section 1.6(b), or (B) permanently retained by Parent, as the case maybe, upon resolution of such dispute in accordance with Section 7.4(b).
               (iii) In the event any Billings are collected after the Earnout Payment Date (the “Delayed Collections”), Parent shall distribute (or cause the Exchange Agent to distribute), promptly (and not more than thirty (30) days after such collection) to the former Stockholders any additional Earnout Consideration earned as a result of such Delayed Collections, in accordance with Section 1.6(b) and this ARTICLE VIII (each, an “Additional Earnout Payment”).
               (iv) With respect to disputes of amounts contained in the Earnout Notice, upon the final determination of such portion of the Earnout Consideration in dispute determined to be due and payable to the Stockholders in accordance with Section 7.4(b), Parent shall distribute (or cause the Exchange Agent to distribute) the Earnout Consideration, if any, as so finally determined to be payable to the Stockholders not theretofore delivered as soon as practicable but in any event within five (5) Business Days of such resolution, subject to subparagraph (ii) above.
               (v) For the purpose of calculating the Earnout Amount, in the event that any party to the VF Contract (as such term is defined in Annex A attached hereto), the TM Contract (as such term is defined in Annex A attached hereto) or any Campaign Contract (as such term is defined in Annex A attached hereto) asserts, prior to the Earnout Determination Date, a right to repayment of amounts previously paid by such customer with respect to license or maintenance fees under the VF Contract, the TM Contract or any Campaign Contract, the aggregate amount of Billings shall be reduced by the amount in dispute pending resolution of such assertion. Upon final resolution of such assertion, Billings and the related Earnout Amount shall be appropriately adjusted to reflect such resolution, and Parent shall distribute (or cause the Exchange Agent to distribute) the additional Earnout Consideration, if any, as so finally determined to be payable to the Stockholders, as soon as practicable but in any event within thirty (30) days of such resolution.
          (d) Forfeited Amounts. All Earnout Consideration that is not earned by the Stockholders pursuant to this ARTICLE VIII will be forfeited and retained permanently by Parent.
     8.2 Earnout Determination.  The Final Earnout Amount shall be calculated on a linear scale based on Billings of between $0 and the Earnout Billings Target (as such term is defined in Annex A attached hereto) during the Earnout Period, with the Final Earnout Amount being equal to zero ($0) if Billings equal $0 and equal to $45 million if Billings equal the Earnout Billings Target. By way of further example and for the avoidance of doubt, if Billings during the Earnout Period were equal to 80% of the Earnout Billings Target, the Final Earnout Amount would equal $36 million. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall the Final Earnout Amount exceed the Earnout Consideration.
     8.3 Calculation of Earnout Distributions; Stockholder Representative Objections.
          (a) Earnout Distribution. On or prior to the Earnout Determination Date, Parent shall deliver to the Stockholder Representative a memorandum (the “Earnout Notice”) specifying in reasonable detail the calculation of the portion of the Earnout Consideration earned, if any, and the calculation of the distribution of the Final Earnout Amount to each of the Stockholders pursuant to this ARTICLE VIII and Section 1.6, if any, with the basis for such calculation, in accordance with GAAP, consistently applied, as applicable, and, if applicable, any proposed set off for Excess Losses in accordance with Section 8.1(c)(ii). Parent agrees that it will supply any reasonably requested back up or supporting information to the Stockholder Representative or its accountants on which the Earnout calculations are based; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form acceptable to Parent. If the Stockholder Representative gives written notice to Parent that such Stockholder Representative is in agreement with the Earnout Notice, then the Earnout Notice shall become final.
          (b) Stockholder Representative Objection. The Stockholder Representative shall have thirty (30) days to make an objection (in writing) to any item in the Earnout Notice, and such statement must be delivered to Parent prior to the expiration of such thirty-day (30-day) period. If no such objection has been delivered to Parent within such thirty-day (30-day) period, the Earnout Notice shall become final.
          (c) Resolution of Conflicts. At any time following delivery of an objection pursuant to Section 8.3(b), or the expiration of the thirty-day (30-day) period for doing so, either party may elect to resolve any dispute regarding the Earnout Consideration in the manner set forth in Section 7.4(d).
          (d) Earnout Rights Not Transferable. No Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 8.3(d) shall be null and void and shall not be recognized by Parent or the Final Surviving Entity; provided, however, that any Stockholder that is a limited partnership, limited liability company, corporation, trust or other entity shall have the right to assign its rights to receive the Earnout Consideration to any affiliated entities within the same fund family or corporate group. Parent shall maintain, or cause to be maintained by its agent, a register (the "Register”) on which it enters the name and address of each Person that has a right to receive any portion of the Earnout Consideration (each, and “Earnout Interest”). Any Earnout Interest may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of any Earnout Interest, Parent shall treat the Person in whose name such Earnout Interest is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes.
          (e) Parent Successor Obligations for Earnout Payments. Notwithstanding anything to the contrary contained in this Agreement, in the event Parent shall consummate any transaction pursuant to which all or substantially all of the business, properties or assets of Parent are transferred to another person not directly or indirectly controlled by Parent, whether by merger, purchase of assets, tender offer or otherwise (an “Acquisition Transaction”), the Final Earnout Amount shall be paid in cash.
          (f) Earnout Protections.
               (i) Parent shall provide sufficient resources to the Company, consistent with the Company’s current operating plan as provided to Parent, to allow the Company to fulfill its obligations under the VF Contract, the TM Contract, and any Campaign Contract; provided, however, that the parties acknowledge and agree that Parent shall have (A) the ability to react in Parent’s good faith discretion to business conditions as they occur or as they become known and (B) to integrate the businesses in order to optimize the performance of the combined business. Parent will not take any action the principal purpose of which is to circumvent or adversely affect the Company’s ability to achieve the Earnout Billings Target.
               (ii) In the event that during the Earnout Period, Parent shall consummate an Acquisition Transaction, and in connection with such Acquisition Transaction, either the TM Contract or the VF Contract is terminated, that portion of the Earnout Billings Target that is attributable to such terminated contract shall be deemed to have been achieved in full.

               (iii) In the event that during the Earnout Period, there shall be an amendment to or renegotiation of either the TM Contract or the VF Contract that would adversely affect the Company’s ability to generate Billings, including any adverse change in the Company’s deliverables or requirements under such contracts, Parent shall make commensurate adjustment to the Billings Target.
ARTICLE IX
REGISTRATION
     9.1 Filing and Effectiveness of Stockholder Registration Statement.  Parent shall use its reasonable best efforts to file, within five (5) Business Days after the Closing, either a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act covering the resale to the public by the Stockholders of all shares representing the Closing Consideration (the “Stockholder Registration Statement”) with the SEC as soon as practicable. Parent shall use its reasonable best efforts to cause the Stockholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable and use its reasonable best efforts to assist the Stockholders in allowing sales of shares representing the Closing Consideration to occur pursuant to the Stockholder Registration Statement; provided that Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due other than Parent’s Form 8-K containing the required financial statements of the Company and the pro-forma financial statements required in connection with the Merger (the “Form 8-K”). Parent will file the Form 8-K, including the required financial statements of the Company and the pro-forma financial statements required in connection with the Merger, within four (4) Business Days after the Closing, provided, however, Parent shall have no obligation to file the Form 8-K until Parent shall have received all required consents from the Company’s auditors. Parent shall cause the Stockholder Registration Statement to remain available for use until the earlier of (a) one (1) year after the later of the date such Stockholder Registration Statement is effective or the Closing Date and (b) such time as all of the Closing Consideration covered by the Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 9.1 including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Stockholder Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement, and (ii) the fees and expenses of any accountants or attorneys retained by the Stockholders other than fees and related disbursements of up to $10,000 for one counsel selected by a majority in interest of the Stockholders.

     9.2 Limitations on Registration Rights.
          (a) Parent may, by written notice to the Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement, or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of the Closing Consideration pursuant to the Stockholder Registration Statement, in the event that (1) Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act with the SEC for a public offering of its securities for its own behalf, (2) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (3) Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed, other than the Form 8-K in connection with the Merger.
          (b) If Parent delays or suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of Closing Consideration pursuant to Section 9.2(a) hereof, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement (with such Stockholder Registration Statement staying effective and remaining effective for the period contemplated by Section 9.1 above) and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this Section 9.2(b), and the Stockholders shall make no offers or sales of Closing Consideration pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.
          (c) Notwithstanding the foregoing, Parent shall not suspend the Stockholder Registration Statement pursuant to Section 9.2(a) hereof (i) at all during the first two weeks following its effectiveness, or (ii) for more than sixty (60) days (a “Registration Suspension”), and provided further that Parent shall not cause more than two Registration Suspensions in any twelve (12) month period.

     9.3 Registration Procedures and Other Requirements.
          (a) In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.
          (b) Parent shall use its reasonable best efforts to register or qualify all shares representing the Closing Consideration covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction, except as required by the Securities Act.
          (c) Parent shall notify all Stockholders when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.
          (d) Parent shall prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act.
          (e) If Parent has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Stockholders and, if requested by Parent, the Stockholders shall immediately cease making offers or sales of shares representing the Closing Consideration under the Stockholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.
          (f) Parent shall cause all Closing Consideration to be listed on each securities exchange on which similar securities issued by Parent are then listed.
          (g) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Closing Consideration, in each case not later than the effective date of the Stockholder Registration Statement.
          (h) During the Registration Period, Parent shall use its reasonable best efforts to file all such periodic, current and other reports and filings with the SEC as may be necessary to (i) maintain eligibility to use Form S-3 for purposes of secondary sales of its securities, and (ii) to satisfy the requirements of Rule 144(c).
          (i) Parent shall indemnify and hold harmless each Stockholder, such Stockholder’s partners, members, officers, directors, and equity owners of such Stockholder Holder,

any underwriter (as defined in the Securities Act) for such Stockholder, each person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, and any assignee of such Stockholder under Section 9.5 (a “Stockholder Indemnitee”) from any liability, cost, expense, claim or damage (including amounts paid in settlement, other than amounts paid in settlement if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld) (“Damages”) to which such Stockholder Indemnitee may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such liability, cost, expense, claim or damage (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Stockholder Registration Statement, including any prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation by Parent of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; provided, however, that Parent shall not be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Stockholder expressly for use in connection with the Stockholder Registration Statement. If the indemnification provided for in this Section 9.3(i) is held by a court of competent jurisdiction to be unavailable to any Stockholder Indemnitee in respect of any Damages referred to herein, then Parent, in lieu of indemnifying such Stockholder Indemnitee hereunder, shall contribute to the amount paid or payable by such person as a result of such Damages in such proportion as is appropriate to reflect the relative fault of Parent, on the one hand, and of the Stockholder Indemnitee, on the other hand, in connection with the actions or omissions that resulted in such Damages, as well as any other relevant equitable considerations..
          (j) Parent shall deliver a final form of Selling Stockholder Questionnaire (as defined below), along with reasonably detailed instructions for return, at least five (5) Business Days before the Closing Date.
          (k) Upon request of any Stockholder (or any broker of such Stockholder), and submission of such forms of “seller representation letters” and “broker representation letters” as may be customary, Parent shall, at its sole cost, take such actions as may be reasonably required to cause the removal of any restrictive legends contained on the certificates evidencing shares of Parent Common Stock comprising Closing Consideration received by such Stockholder pursuant to this Agreement (including providing instructions to its transfer agent and making arrangements for any opinion of counsel required by the transfer agent) in order to facilitate resales of such shares by or on behalf of such Stockholder pursuant the Stockholder Registration Statement.
          (l) At any time beginning six months after the Closing Date, upon request of any Stockholder (or any broker of such Stockholder), and submission of such forms off “seller representation letters” and “broker representation letters” as may be customary, Parent shall, at its sole cost, take such actions as may be reasonably required to cause the removal of any restrictive legends contained on the certificates evidencing shares of Parent Common Stock comprising Closing Consideration received by such Stockholder pursuant to this Agreement (including providing instructions to its transfer agent and making arrangements for any opinion of counsel required by the transfer agent) in order to facilitate resales of such shares by or on behalf of such Stockholder pursuant to Rule 144 under the Securities Act.
          (m) After the one (1) year anniversary of the Closing Date, upon request of any Stockholder (or any broker of such Stockholder), and submission of such form’s off “seller representation letters” and “broker representation letters” as may be customary, Parent shall, at its sole cost, take such actions as may be reasonably required to cause the removal of any restrictive legends contained on the certificates evidencing shares of Parent Common Stock comprising Closing Consideration received by such Stockholder pursuant to this Agreement (including providing instructions to its transfer agent and making arrangements for any opinion of counsel required by the transfer agent).
     9.4 Requirements of Stockholders.
          (a) The Stockholder Representative is authorized to (i) give and receive notices for and on behalf of the Stockholders in connection with this ARTICLE IX, and (ii) deliver, as promptly as practicable after receipt from Parent, to the Stockholders the Selling Stockholder Questionnaires (as defined in Section 9.4(b)(i) in the form provided by Parent to the Stockholder Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Stockholders.
          (b) Parent shall not be required to include any shares representing Closing Consideration held by a particular Stockholder in the Stockholder Registration Statement unless:
               (i) as long as the final form of Selling Stockholder Questionnaire has been delivered to each Stockholder at least five (5) Business Days before the Closing Date, the Stockholder owning such Closing Consideration shall have delivered to the Stockholder Representative not later than the Closing Date, in writing such information regarding such Stockholder and the proposed sale of Closing Consideration by such Stockholder as Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Stockholder Questionnaire”). The Selling Stockholder Questionnaire shall include an agreement by the Stockholders to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such

Stockholder furnished pursuant to this section, provided, however, that in no event shall such indemnification by any Stockholder exceed the net proceeds received by such Stockholder from the sale of Closing Consideration pursuant to the Stockholder Registration Statement (the “Net Proceeds”); and
               (ii) the Stockholder Representative shall deliver to Parent all completed and executed Selling Stockholder Questionnaires as received. To the extent that any Selling Stockholder Questionnaires are delivered to Parent prior to the second Business Day before the date the Stockholder Registration Statement is filed with the SEC, Parent shall include the Closing Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement. To the extent any Selling Stockholder Questionnaires are delivered to Parent after such date, Parent shall use reasonable best efforts to include the Closing Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement (including by either amending the Stockholder Registration Statement or filing a supplement to the Stockholder Registration Statement; provided, however, that in any event Parent shall not be obligated to file more than one (1) amendment or supplement in any 30-day period).
     9.5 Assignment of Rights.
          (a) A Stockholder may not assign any of its rights under this ARTICLE IX except in connection with the transfer (other than a sale) of some or all of such Stockholder’s Closing Consideration to (i) an immediate family member, a charitable trust, or to a trust for the benefit of such Stockholder or his/her immediate family member, (ii) with respect to any Stockholder that is a limited partnership, limited liability company, corporation, trust or other entity, to any constituent partner (general or limited), member, affiliate, shareholder, beneficiary or similar party, or (iii) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this ARTICLE IX.
     9.6 Stockholders Beneficiaries of this Article. The Stockholders are intended third party beneficiaries of this Article IX.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination.  Except as provided in this Section 10.1 and Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by unanimous agreement of the Company and Parent;

          (b) by Parent or the Company if the Closing Date shall not have occurred by October 31, 2008; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the First Step Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Step Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the First Step Merger;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     10.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, ARTICLE XI hereof and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE X.

     10.3 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.3, the Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
     10.4 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
        (a) if to Parent or Sub, to:
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Attention: Senior Vice President Corporate Development
Facsimile No.: (781) 565-5001

with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: Robert Sanchez, Esq.
Facsimile No.: (202) 973-8899
         (b) if to the Company, to:
SNAPin Software, Inc.
411 108th Avenue NE, Suite 600
Bellevue, WA 98004
Attention: Robert Lewis
Facsimile No.: (425) 990-0502
with a copy to:
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101
Attention: David C. Clarke
Facsimile No.: (206)359-9612
         (c) if to the Stockholder Representative, to:
Thomas S. Huseby, Stockholder Representative
SeaPoint Ventures
719 Second Avenue, Suite 1405
Seattle, WA, 98104
Facsimile No.: (206) 438-1886
with a copy to:
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101
Attention: David C. Clarke
Facsimile No.: (206)359-9612

         (d) if to Escrow Agent, to:
U.S. Bank
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attention: Crystal Deperry, CCTS
Facsimile No.: (860) 241-6881
     11.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.3 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     11.4 Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
     11.5 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     11.6 Other Remedies; Specific Performance.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.7 Exchange Rate.  To the extent that a warranty in ARTICLE II of this Agreement given by the Company in respect of SNAPin Software UK Limited contains reference to an amount in US$, the US$:£ exchange rate shall be US$1.9044:£1.
     11.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     11.9 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     11.10 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, the Subs, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Paul Ricci

Name:	Paul Ricci
Title:	Chairman and Chief Executive Officer

SNAPIN SOFTWARE, INC.

By:	/s/ Robert L. Lewis

Name:	Robert L. Lewis
Title:	President and Chief Executive Officer

SPEAKEASY ACQUISITION CORPORATION

By:	/s/ Thomas Beuadoin

Name:	Thomas Beuadoin
Title:	President

SPEAKEASY ACQUISITION LLC

By:	/s/ Thomas Beuadoin

Name:	Thomas Beuadoin
Title:	Manager
[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE

/s/ Thomas S. Huseby

Name: Thomas S. Huseby

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent:

By:	/s/ Crystal Deperry

Name:	Crystal Deperry
Title:	Assistant Vice President
[Signature Page to Agreement and Plan of Merger]